CapLease, Inc. and Subsidiaries

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,
(dollars in thousands)	2012	2011
Earnings:
Net income	$2,057	$(1,506)
Interest expense	16,978	20,035
Portion of rental expense representing interest	19	30
Total earnings	$19,054	$18,559

Fixed Charges:
Interest expense	$16,978	$20,035
Portion of rental expense representing interest	19	30
Total	$16,997	$20,065

Ratio of Earnings to Fixed Charges	1.12	0.92

CapLease, Inc. and Subsidiaries

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Three Months Ended March 31,
(dollars in thousands)	2012	2011
Earnings:
Net income	$2,057	$(1,506)
Interest expense	16,978	20,035
Portion of rental expense representing interest	19	30
Total earnings	$19,054	$18,559

Combined Fixed Charges and Preference Dividends:
Interest expense	$16,978	$20,035
Portion of rental expense representing interest	19	30
Preferred Stock Dividends	1,627	1,627
Total	$18,624	$21,692

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.02	0.86